                                                                      EXHIBIT 12

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                  NINE MONTHS
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                                                 --------------
                                                                  1997    1996
                                                                 ------  ------
Income from continuing operations............................... $  285  $  254
Add:
  Interest......................................................    157     145
  Portion of rentals representative of interest factor..........     40      43
  Preferred stock dividend requirements of majority-owned
   subsidiaries.................................................     16      15
  Income tax expense and other taxes on income..................    138     171
  Amortization of interest capitalized..........................      1       1
  Undistributed (earnings) losses of affiliated companies in
   which less than a 50% voting interest is owned...............     (1)     --
                                                                 ------  ------
    Earnings as defined.........................................    636     629
                                                                 ======  ======
Interest........................................................    157     145
Interest capitalized............................................      1       5
Portion of rentals representative of interest factor............     40      43
Preferred stock dividend requirements of majority-owned
 subsidiaries on a pre-tax basis................................     24      24
                                                                 ------  ------
    Fixed charges as defined....................................    222     217
                                                                 ======  ======
Ratio of earnings to fixed charges..............................   2.86    2.90
                                                                 ======  ======